                                                                   EXHIBIT 10.13

                             DISTRIBUTOR AGREEMENT




THIS AGREEMENT is entered into and made effective as of this 23rd day of April of 1998 by ADVANCED CORNEAL SYSTEMS, INC., represented herein by MR. EDWARD H. DANSE (Hereinafter referred to as the "Company"), and on the other part by LABORATORIES SOPHIA S.A. DE C.V. represented herein by MR. FERNANDO SANCHEZ BECERRA (Hereinafter referred to as the "Distributor").

RECITALS

WHEREAS, the Company is in the business of discovering, developing and commercializing products and technology useful in the treatment and prevention of irregularities, malformations and diseases of the eye; and

WHEREAS, the Company has developed proprietary technology to clear a vitreous hemorrhage and desires to have the Distributor market and sell the Product (as defined on Exhibit A attached); and

WHEREAS, the Distributor has the necessary organization, personnel and facilities to distribute the products within the Territory, including all required licenses, authorizations and permits as may be required to carry out the distribution of the products; and

WHEREAS, the Company desires to market and sell its Product in the Territory, and Distributor desires to market and sell the Product on behalf of the Company, on the terms and conditions set forth below.

NOW, THEREFORE, THE COMPANY AND DISTRIBUTOR AGREE AS FOLLOWS:

1.   APPOINTMENTS AND ACCEPTANCE

1.1 Company Hereby appoints Distributor on an exclusive basis to purchase and resell the Products in the Territory. Distributor accepts this appointment on the terms and conditions set forth herein.

1.2 The term "Products" shall mean the products, specified by brand name, manufactured and/or sold by the Company listed on Exhibit A hereto. Company, in its sole discretion, may from time to time modify or change the design or specification or any type of Products or discontinue the sale of or instruct Distributor not to sell any Products in the Territory. In such event, Company shall use reasonable efforts to provide reasonable advance notice to Distributor of any such deletion or material change or modification to or instruction with respect to any Product registered with the Mexican Ministry of Health so that Distributor may make the appropriate regulatory response to such action, such as an amendment of the Product's registration or re-registration of the Product. If any such material change or modification to any Product causes Distributor to fail to meet its obligations to purchase Minimum Product Quantities in any Contract Year and this failure is beyond Distributor's reasonable control, then Company and Distributor agree to negotiate in good faith an equitable adjustment of such Minimum Product Quantity in consideration thereof.

1.3 Company here grants to Distributor a right of first negotiation to be the distributor of any item of New Product (as defined below) in the Territory. In connection therewith, Company shall not appoint any non-Affiliated third party as the distributor of any item on New Product until Company has offered such rights to Distributor in accordance herewith and has given Distributor sixty
(60) days to negotiate with Company a mutually acceptable distribution agreement with respect to such item of New Product in the Territory. If no such agreement is consummated within such sixty (60) day period, then Company shall be free to offer such rights to non-Affiliated third party. Notwithstanding the above, nothing in this Section 1.3 shall, in any way, be construed as preventing Company from marketing, selling and distributing any item of New Product directly, or indirectly through an Affiliate, in the Territory. For the purposes of this Section 1.3, the term "New Product" shall mean any pharmaceutical product used in connection therewith which Company intends to offer for distribution by a non-Affiliated third party in the Territory and which is not otherwise defined as a "Product" hereunder.

1.4 The term "Affiliate" shall mean any corporation or other entity controlling, controlled by, or under common control with a party to this Agreement. For such purpose, "control" shall mean the ownership, directly or indirectly, or more than 50% of the voting stock of a corporate entity or more than 50% of the beneficial interest of an entity other than a corporation.

1.5 The term "Territory" shall mean the geographic area defined on Exhibit B hereto. Distributor shall not re-export the Products from the Territory without the express written authority of Company.

2.   DIRECT SALES

2.1 During the term of this Agreement and provided Distributor complies with the terms hereof, Company will not sell directly to customers located in the Territory any Product included in this Agreement, regardless of whether such Product is offered by the Company under the same or different brand name than that indicated on Exhibit A.

3.   BUSINESS OF DISTRIBUTOR

3.1 Distributor is and shall remain an independent contractor. Distributor agrees that the Company has granted it no authority to act or make any representations or warranties on behalf of Company. Distributor is at all times acting for its own account, and at its own expense. Distributor represents to Company that Distributor has adequate personnel, facilities and other resources in the Territory from which to sell and distribute the Products. Distributor shall comply with all applicable laws, statutes, regulations and treaties relating to the sale and distribution of the Products and the performance of its duties and obligations hereunder.

4.   TERM

4.1 The term of this Agreement shall be for a period of (three) 3 years, commencing on the effective date above, and shall thereafter automatically be renewed for further consecutive periods of (three) 3 years each, unless and until either party shall give to the other not less than (ninety) 90 days prior written notice of termination before the end of the first or any subsequent such period.

5.   PRICES AND TERMS

5.1 The prices which Distributor shall pay to Company for the Products shall be as specified on the Price List included within Exhibit B. The prices quoted are exclusive of any national, state or local sales, use, value-added or other taxes, customs duties, or similar tariffs and fees which shall be the responsibility of Distributor. In the event that Company is required to pay any such taxes, duties or fees, such items will be added to the invoice to be paid by Distributor. Company may change the prices of the Products from time to time with ninety (90) days prior written notice to Distributor.

     such items will be added to the invoice to be paid by Distributor. Company may change the prices of the Products from time to time with ninety (90) days prior written notice to Distributor.

5.2 All payments shall be made in Dollars currency of the United States of America. Unless otherwise agreed by Company in writing, terms of payment shall be by irrevocable letter of credit acceptable to Company.

5.3 In the event Company establishes a line of credit for Distributor or permits Distributor to purchase products on open account, Distributor grants Company a continuing security interest in the Collateral in order to secure payment of its accounts. The term "Collateral" shall mean any Products now or hereafter acquired by Distributor and all proceeds from the resale of such Products. Distributor acknowledges that this provision constitutes a security agreement and authorizes Company to file any financing statement or other documents necessary to protect Company's security interest in the Collateral.

6.   COMPANY OBLIGATIONS

Company shall, during the term of this Agreement:

6.1 Provide, at no cost, Product training, at mutually acceptable times and places, for a reasonable number of Distributor's personnel, provided that Distributor shall pay all expenses of its personnel attending such training sessions (including without limitation salaries, transportation, accommodations, meals and related expenses);

6.2 Furnish Distributor, without charge, reasonable quantities of Product literature and promotional materials, in the English and Spanish languages, which Company will publish or prepare from time to time; and

6.3 Render reasonable periodic assistance to Distributor on Product technical and sales issues accordingly to the stated in Section 6.1 above.

7.   DISTRIBUTOR OBLIGATIONS

Distributor shall, during the terms of this Agreement;

7.1 Actively use its best efforts to promote and penetrate the market for the Products in the Territory;

7.2 Meet the requirements of the Company for warehousing, logistics, distribution and maintenance of the product. Maintain adequate personnel, facilities and other resources within the Territory, at its own expense, from which to sell and distribute the Products;

7.3 Submit to Company regular quarterly status reports on the months of March, June, September and December, reflecting sales activities and anticipated requirements of customers in the Territory;

7.4 Furnish Company copies of Distributor's annual financial statements, credit references from established institutions Distributor has been engaged with or such other information as Company may reasonably request, if Company establishes a line of credit for Distributor or permits Distributor to purchase Products on open accounts in lieu of irrevocable Letters of Credit.

7.5 Not represent, distribute, or otherwise handle competitive products of the type, size and capability of the Products for a period of the life of the patents on the Products in Mexico or any other country in the world.

7.6 Maintain adequate insurance in such amounts and with such insurers as is customary in accordance with sound business practices. At Company's request, such policies shall name Company as an additional insured and loss payee thereof, as Company's interests may appear, and shall provide that the insurer will give Company at least ten (10) days notice of cancellation. At Company's request, Distributor shall furnish to Company a certificate of insurance or other evidence satisfactory to Company with respect to the above.

7.7 The Distributor at all times shall carry out its business in such a manner that it reflects a favorable image of Company and Company's Products, and shall not act in a misleading business manner, which may result in an error, be illegal or contrary to commercial ethics and uses.

7.8 The Distributor shall not offer nor sell the Products outside the Territory as stated in Exhibit B.

7.9 Distributor will provide a "specialty" sales force fully dedicated to market and sell the Products of the Company within the Territory. The Company will have direct input into the training and hiring of this sales force, which will be formed as follows, unless, by mutual agreement, it shall consider as inconvenient:

YEAR                    1998       1999      2000      2001      2002
Minimum of fully
dedicated Sales Reps.    4          4         5         5         6

8.   FORECASTS/ PURCHASE ORDERS/MINIMUM PRODUCT QUANTITIES.

8.1 During the first week of each month, Distributor shall forward to Company a six (6) month rolling forecast of Product requirements designating the quantities of the Products which Distributor intends to sell in this period. Product requirements scheduled for delivery in months 1, 2 and 3 of the rolling forecast will be considered firm orders and may not be rescheduled or canceled by Distributor. However, Products scheduled for delivery in months 4, 5 and 6 of the rolling forecast may be rescheduled or canceled by Distributor, subject to Distributor's Minimum Product Quantities set forth in Section 8.2 below.

8.2 During each Contract Year under this Agreement, Distributor shall purchase from the Company the minimum quantity of each Product ("Minimum Product Quantities") that Company and Distributor shall agree upon in advance. The Minimum Product Quantities for the first 3 (three) Contract Years are shown on Exhibit C hereto. The Minimum Product Quantities for subsequent Contract Years shall be submitted by Company to Distributor, after consultation with Distributor at least ninety (90) days prior to each such Contract Year. If Company and Distributor fail to agree upon the Minimum Product quantities for any Contract Year, then the Minimum Product Quantities for such Contract Year shall be deemed to be ten percent (10%) greater than the Minimum Product Quantities for the preceding Contract Year. "Contract Year" means for the first Contract Year the period commencing on the effective date hereof and ending one year thereafter and for subsequent Contract Years, the successive twelve (12) month period thereafter. Failure of Distributor to purchase the Minimum Product Quantities in any Contract Year shall be considered a material breach of this Agreement.

9.   DELIVERY

9.1 Delivery of all Products ordered by Distributor shall be made C.I.F. Price. Title and risk of loss to the Products shall pass to Distributor when Company makes available the Products to Distributor at Distributor's facilities located in Guadalajara, Jal. Mexico or the named point of shipment. ICC Incoterms (1990 edition) shall apply, except insofar as these Incoterms may be inconsistent with the terms of this Agreement.

9.2 In the event Distributor fails to take delivery and/or shipment of Products pursuant to the terms of this Agreement: (i) Company shall be entitled to store the Products in a warehouse at the expense and risk of Distributor;
(ii) the price of the Products shall become immediately due and payable by Distributor; (iii) if payment is secured by a letter of credit, Company may receive payment upon presentation of its sales invoice and warehouse receipt; and (iv) after sixty (60) days from the date upon which the price becomes payable, Company may dispose of the Products in a commercially reasonable manner without notice to Distributor and recover any shortfall and related expenses from Distributors.

9.3 All Products ordered pursuant to accepted purchase order shall be scheduled for delivery in accordance with Company's then current and normal delivery times.

10.  WARRANTY, QUALITY CONTROL AND INDEMNIFICATION

10.1 Company warrants that the Products, when delivered to Distributor pursuant to this Agreement, will meet the written Company specifications for such Products in effect as of the time of such delivery and will be free from defects in material and workmanship during the warranty period (as defined below). Subject to Section 1.2, Company reserves the right to amend such specifications from time to time at its sole discretion. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO OTHER WARRANTIES OF MERCHANTABILITY OR FITTENESS FOR A PARTICULAR PURPOSE). The exclusive remedy for breach of warranty shall be, at Company's option, the rework or replacement, at Company's expense, of the non-conforming Product, provided that, such Product is returned to the Company within six (6) months after delivery (the "Warranty Period"). Distributor shall notify Company of the nonconforming Product within the warranty period. Products may only be returned by Distributor when accompanied by a return material authorization number issued by Company. Shipping expenses for Products returned by Distributor will be prepaid by Distributor. Company shall pay for shipment back to Distributor for Products replaced or reworked under warranty.

10.2 Distributor shall not make any representation or warranty as to the Products except for the warranty stated in Section 10.1 above. Distributor shall not alter and shall not recommend or knowingly sell the Products for any uses except as described in Company's Product label and labeling and in accordance with the written instructions and warnings furnished by Company. Distributor agrees to deliver to its customers and or before sale all specifications, inserts, instructions, and warnings furnished by Company and to retain records evidencing such delivery. Distributor further agrees to notify Company of any events involving bodily injury or property damages resulting from the use of any of the Products within three (3) Mexican business days after Distributor receives notice thereof.

10.3 Distributor shall maintain all records regarding sales and traceability of Products as required by applicable law or the applicable governmental authority in the Territory. Periodically, but not less than every three (3) months, Distributor shall supply Company with a summary report of the information contained in such records. Upon termination of this Agreement, Distributor shall deliver such records to Company. Distributor shall not initiate any recall of any Product without the prior written authorization of Company; provided that, if a governmental authority requires Distributor to recall any Product, then Distributor shall immediately notify the Company in writing of such requirement and the reasons therefor and shall give Company a reasonable opportunity to consult with the governmental authority prior to initiating such recall. In the event that Company deems it necessary to recall any Product or any governmental authority requests recall of any Product distributed or sold by Distributor in the Territory, Distributor Shall bear all costs and exposes of such recall, including without limitation expenses or obligations to third parties, the costs of notifying customers and costs associated with the shipment of such recalled Products from customers. Company shall reimburse Distributor for Distributor's reasonable costs of such recall, provided such recall is a consequence of a product defect caused by Company. In the event of any recall, Distributor and Company shall cooperate fully with each other in effecting such recall.

10.4 Distributor agrees to indemnify and hold Company harmless against any liability, demand, cost or expense (including reasonable attorney's fees) caused by any claim that is attributable to the failure by Distributor to perform its obligations hereunder or to Distributor's misconduct or negligence in the shipment, storage, handling, distribution, promotion or sale of the Products.

10.5 Except for claims arising under Section 10.4, Company agrees to indemnify Distributor against any liability, demand, cost or expense (including reasonable attorney's fees) arising from any third party claim to the extent such claim is attributable to a product defect caused by Company.

11.  GOVERNMENTAL APPROVALS AND REGISTRATIONS

11.1 With the exception of the health approvals for the Products provided for in Section 11.2 below, Distributor shall secure (and provide copies thereof the Company) all necessary governmental permits, licenses and registrations required in connection with the incorporation and resale of the Products in the Territory.

11.2 Following clinical trials fully carried out by the Company at the Company's own cost, distributor shall obtain all necessary health approvals to lawfully market the Products in the Territory. If such approvals can not be legally obtained in the name of the Company, then such approvals shall be obtained in the name of Distributor to be held by Distributor for the sole benefit of Company. All costs and expenses of obtaining and maintaining such approvals shall be borne by Company. In connection with obtaining health approval of any Product, Company shall provide Distributor sufficient quantities of Product samples (the "Sample Product") as Distributor as reasonably required by Distributor to comply with legal requirements in obtaining such health approval. Upon expiration or termination of this Agreement, the Distributor shall, at the Company's option, transfer to Company (or its nominee) without compensation all right and title to any or all of the Product approvals and/or registrations in the Territory.

12.  COMPANY'S PROPRIETARY INFORMATION AND RIGHTS

12.1 Distributor recognizes and understands that all information not generally known concerning Company and the Products, including but not limited to Company's organization and business affairs, customer lists, sales information, operating procedures and practices, technical data, designs, know-how, trade secrets, and processes (the "Proprietary Information"), whether owned by Company or licensed by Company from third parties, are subject to a valuable proprietary interest of Company, and that Distributor is under an obligation to maintain the confidentiality of such Proprietary Information. Without limiting the generality of the forgoing obligations, Distributor agrees that for the term of this Agreement and thereafter until such time as the Proprietary Information is in the public domain, Distributor will (i) not disclose, publish or disseminate any Proprietary Information, (ii) not use any Proprietary Information for its own account, (iii) not authorize any other person to disclose, publish or disseminate the Proprietary information, and (iv) treat all Proprietary Information in a confidential manner, including appropriate marking and secure storage of written Proprietary Information. Company agrees to maintain the same confidentiality for all of Distributor's Proprietary Information that might be disclosed to Company and identified by Distributor in writing when disclosed as its "Proprietary Information".

12.2 Distributor acknowledges that the Company is the owner and/or licenser the Territory of the trademark(s) appearing on the Product packaging, labeling, advertisements or promotional material or utilized in the sale of the Products (the "Trademarks"). During the term of this Agreement, Distributor is authorized to use the Trademarks solely in connection with Distributor's advertisement, promotion and distribution of the Products in the Territory. Whenever the Trademark is used, e.g., on any package, label or advertisement, the right or most prominent use shall always be accompanied by a legend acceptable to Company indicating that the Trademark is licensed to the Distributor by Company.

12.3 Distributor shall neither use nor permit others to use the name "Advanced Corneal Systems" or any abbreviation or modification thereof, or the Trademarks or any other trademark or tradename of Company as part of the Distributor's fir name or corporate titles, in signs or in letterheads without the prior written consent of Company. Distributor may designate itself as a Director of Products in the Territory in such form and manner as Company may approve of in advance in writing. Distributor shall not grant this privilege to any third party or to any affiliates without Company's prior written consent.

12.4 Distributor acknowledges that Company owns and retains all patents, trademarks, copyrights and other proprietary rights in the Products, and agrees that it will not at any time during or after the termination of this Agreement assert or claim any interest in or take any action which may adversely affect the validity or enforceability of any trademark, trade name, trade secret, copyright or other proprietary right owned by or licensed to Company. No license, either express or implied, is granted to the Distributor by this Agreement to any patents, trademarks, copyrights, processes, or other proprietary rights of Company or its affiliates, except the right to sell the Products sold to the Distributor hereunder in the Territory, and the license to use the Trademarks in connection therewith.

13.   TERMINATION

13.1 Company or Distributor shall have the right, at its option, to terminate this Agreement, by given written notice to the other party, effective immediately upon receipt of such notice, upon the occurrence of any of the following events:

     (A) In the event that the other party becomes insolvent; proceedings are instituted by or against it in bankruptcy, insolvency, re-organization or dissolution; or it makes a general assignment for the benefit of creditors.

     (B) In the event that the other party fails to perform any material obligation, warranty, duty or responsibility under this Agreement (including without limitation Distributor's obligation to pay Company amounts owning Company when due and Distributor's obligations under Section 8.2) and such failure continues unremedied for a period of thirty (30) days following written notice thereof.

13.2  Upon termination hereby by either party:

13.2.1  All sums due to either party from the other shall be promptly paid;

13.2.2 Distributor orders received and accepted by Company prior to the effective date of the termination of this Agreement shall be fulfilled in accordance with their terms;

13.2.3 All property belonging to one party but in the custody of the other shall be returned;

13.2.4 Company shall have the option to repurchase any or all current and resalable Products in Distributor's inventory at Distributor's inventory at Distributor's original net purchase price;

13.2.5 Distributor shall cease all display, advertising and use of Company tradenames, trademarks (including the Trademarks), logos and designations, except uses on the Products which remain in Distributor's possession in accordance with this Agreement;

13.2.6 Distributor shall, at the Company's option, transfer to the Company (or its nominee), without compensation, all right and title to any or all of the product approvals and/or registrations in the Territory, and shall execute at Company's request all the documents required under the territory laws to complete such transfer.

13.2.7 Neither party shall be liable to the other for loss or damage arising from termination of this Agreement and Distributor hereby waives any compensation that would otherwise be payable to it by reason of such termination.

14.  U.S. LAWS AND REGULATIONS

14.1 Distributor acknowledges that Company has informed it that United States law and related regulations may under certain circumstances forbid the re-export of Products (or associated technical data) sold or transferred to customers in the Territory or elsewhere. Distributor agrees that it will make every reasonable effort to comply with such regulations, including providing customer information required by Company to comply with United States and local country laws and regulations.

14.2 Distributor acknowledges that Company has informed it that United States law forbids the making of gifts or payments to government employees or political parties to induce such employee or parties to misuse positions of influence in order to obtain or retain business. Distributor agrees that it will not engage in such conduct, nor permit others under its control to make such gifts or payments.

15.  GOVERNING LAW & ARBITRATION

15.1 This Agreement and any amendment or modification hereof and all rights hereunder shall in all respect be governed by and construed in accordance with the laws of Mexico City, D.F.

15.2 For any and all controversies arising from or with respect to this Agreement and the interpretation hereof the parties shall submit to the International Rules of Arbitration of the Mexican Chapter of the International Chamber of Commerce (C.I.C.), as amended from time to time, for all matters not otherwise covered in the following paragraph:

15.2.1 The arbitration shall be conducted in the Mexico City, unless Company and Distributor mutually agree to another location.

15.2.2 The arbitration demand notice and any notices resulting from the arbitration shall be made to the domiciles set forth by the parties herein below by certified mail with return receipt of specialized messenger service (e.g. DHL, Federal Express), or by any other valid means of notice in accordance with the applicable legislation of the domicile of the party receiving notice. The arbitration shall commence on the date when the arbitration demand notice is delivered to the party receiving the demand notice. A copy of such notice shall be delivered simultaneously to the C.I.C.

15.2.3 In order to calculate the terms in accordance with the present clause, the working day following the date on which a notice is delivered shall be used. If the last day of such term is not a working day in the place of delivery, the term shall be extended to the following working day. If there are various non-working days in any term, such days shall be included to compute such term. All terms relating to the arbitration shall be computed as calendar days.

15.2.4 The arbitration demand notice shall include the following information as well as other information required by the C.I.C.:

a.) the demand for which the dispute is submitted to arbitration;

b.) the names and address of the party;

c.) a reference to the present clause or to the guaranty trust agreement contained in this instrument;

d.) a reference to the contract or document from which the dispute arises; and

e.) a description of the Event of Default and the obligations and damages claimed.

15.2.5 The party to whom demand notice is served shall have a term of fourteen
(14) days from the date of delivery of the arbitration demand. In the event that such receiving party does not answer the demand within such term, he shall be held in default and such default shall constitute an admission by the receiving party of the allegations set forth in the arbitration demand.

15.2.6 The arbitrator shall be designated by the C.I.C. within seven (7) days (or such longer period as required by the AAA) following the delivery of the arbitration demand notice and such arbitrator shall have the required experience relating to the nature of the Event of Default. The designation of the arbitrator shall not be object to be either of the parties.

15.2.7 Within three (3) days following the termination for the answer of the demand, the arbitrator shall notify the Company and the Distributor with at least thirty (30) days notice prior to the date on which the arbitration hearing shall be carried out, indicating the place and the time when such hearing will take place. The hearing shall be carried out in a term no greater than three (3) days, unless the arbitrator determines that a greater term is necessary.

15.2.8 At least fifteen (15) days prior to the date of the hearing, the Company and the Distributor shall deliver to the arbitrator: (1) the names and addresses of any witnesses that they intend to present and a sworn declaration (affidavit) duly signed by each witness that shall detail the content of his or her testimony at the hearing; (ii) the documents that will be presented at the hearing; and (iii) a brief which details the evidence that will be presented at the arbitration.

15.2.9 The applicable legislation shall be that which corresponds to Mexico City. The arbitration shall be conducted in the Spanish language.

15.2.10 The party that prevails in the arbitration shall have the right to receive payment for its lawyer's fees and costs and expenses incurred in connection with the arbitration, including, but not limited to, expert fees.

15.2.11 The arbitral award shall be final and non-appealable and shall obligate Company and Distributor. In the event necessary, the arbitral award shall be executed by any competent court.

15.2.12 For the purposes of paragraph 15.2 hereof, the parties shall have the following domiciles:

COMPANY:                              DISTRIBUTOR:

ADVANCED CORNEAL SYSTEMS, INC.        LABORATORIOS SOPHIA, S.A. DE C.V.
15279 ALTON PARKWAY, SUITE 100        AV. HIDALGO #738
IRVINE, CALIFORNIA 92618              GUADALAJARA, JAL.
USA                                       MEXICO

ATTN: MR. EDWARD H. DANSE             ATTN: MR. FERNANDO SANCHEZ BECERRA

ccp.  Ortega y Videgaray              ccp.  Cuesta Campos Y Associados, S.C.
      Yautepec #12                          Lic. Fernando Cuesta L.
      Col. Condesa                          Bismark #192 P.B.
      Mexico, D.F. 06140                    Guadalajara, Jal., CP. 44690
                                            Tel: 6-30-05-80  6-30-21-29

16.  LIMITATION OF LIABILITY

16.1 Neither Company nor Distributor shall be liable to the other, or to Distributor's customers, for any special, indirect, or consequential damages, including but not limited to loss of profits, loss of business opportunities, or loss of business investment.

17.  SURVIVAL

17.1 In addition to Distributor's obligation to pay Company all amounts due hereunder, the provisions under Sections 10, 11, 12, 13, 15 and 16 shall survive termination of the Agreement, as well as such other provisions which by their meaning and intent have applicability beyond the terms of this Agreement.

18.  ASSIGNMENT

18.1 This Distribution Agreement shall be binding upon and shall innure to the benefit of the parties and its successors and assigns. The Distributor shall not be able to assign its rights and/or obligations hereunder or sell or transfer a majority of its ownership interests without the prior written consent of Company. Company may at any time without obtaining the consent of Distributor may sell, assign, negotiate or otherwise transfer to any third party all or any part of, or any interest in, the rights and benefits contained hereunder and, to the extent of such assignment, such assignee shall have the same rights and benefits against the Distributor as it would have had if it was Company.

19.  INTEGRATED AGREEMENT

19.1 This Agreement constitutes the entire understanding and agreement between Company and Distributor and terminates and supersedes all prior formal or informal understandings.

20.  FORCE MAJEURE

20.1 Performance of the parties hereto of their respective obligations hereunder shall be subject to force majeure and acts of God, including but not limited to, insurrections, riots, wars and war-like operations, explosives, governmental acts, epidemics, failure of contractors to perform, strikes, fires, accidents, acts of any public enemy, inability to obtain required materials, supplies, products or qualified labor, delay in transportation and any applicable law, regulation, or restriction of any foreign, federal, state or local governmental entity or instrumentality. However, the parties hereto shall use their best efforts to avoid, remove or cure said circumstances. Any party temporarily excused for performances hereunder by any such circumstance shall resume performance with utmost dispatch when such circumstances are removed or cured. Any party claiming such circumstances as an excuse for delay in performance shall give prompt notice in writing thereof to the other party. Nothing herein and no contrary provisions of any law, regulation, or governmental pronouncement shall, however, relieve the Distributor of its obligations to make the payments to Company required hereunder at the times and in the manner specified.

21.  NO WAIVER

21.1 No waiver by either party of any breach or default of any of the covenants or agreements herein contained shall be deemed a waiver as to any subsequent or similar breach or default. No right or remedy herein conferred upon either party is exclusive or any other right or remedy herein or by law provided or permitted.

22.  SEVERABILITY

22.1 This Agreement is divisible, and provisions herein held to be violative of any applicable treaties, statutes or regulations of any governmental agency having jurisdiction shall effect only that portion held to be invalid or inoperative, and the remaining portions of this Agreement shall remain in full force and effect.

23.  COUNTERPARTS

23.1 This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original; provided however, such counterparts shall together constitute only one instrument.

24.  NOTICE

24.1 Notices to be given to any party under this Agreement shall not be effective unless in writing and hand-delivered or mailed by certified or registered mail to the party to whom notice is to be given at the address dated on the cover page thereof or sent by telefax to the party to be notified to such telefax number as such party hereafter designates by written notice to the other party. Notices sent by mail shall be deemed to have been given ten (10) days after the postmark thereof. All other notices shall be deemed to have given on the date of receipt thereof. Any party may change its address by giving written notice of such change in the manner provided herein.

25.  LANGUAGE

25.1 This Agreement has been written in the English language. It may be translated, for convenience, into other languages. However, in the case of conflict or disagreement, the executed English language version shall prevail.

IN WITNESS WHEREOF, Company and Distributor have duly executed this Agreement.


/s/ [SIGNATURE ILLEGIBLE]              /s/ EDWARD H. DANSE
---------------------------------      -----------------------------------
Laboratories Sophia, S.A. DE C.V.      Advanced Corneal Systems, Inc.

Director General                        President & CEO
---------------------------------      ------------------------------------
Title                                  Title

23 April 1998                          April 23, 1998
---------------------------------      ------------------------------------
Date                                   Date

                                   EXHIBIT A

PRODUCTS:

Initially, this Agreement includes only one product named VITRASE(R) (one vial for one treatment)

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


       /s/ [Signature Illegible]               /s/ EDWARD H. DANSE

                                   EXHIBIT B

TERRITORY:

This Agreement initially includes the country of Mexico.

PRICE:

Distributor shall pay to the Company 75% from final actual retail price (selling price to the public). Expected retail price in Mexico and the United States of America is $500.00 USD per vial.

Any change on retail price for this product in Mexico shall be made by mutual agreement between Company and Distributor and, one copy from Price Increase Authorization released by SECOFI (if proceeds) shall be delivered to the Company's files.

Company reserves the right to review all Distributor's invoices for this product in a quarterly basis.

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


       /s/ [Signature Illegible]               /s/ EDWARD H. DANSE

                                   EXHIBIT C

                           MINIMUM PRODUCT QUANTITIES


YEAR                MINIMUM PRODUCT QUANTITIES

1998                800 units.

1999                Established by mutual agreement.
                    To be determined by or before March 31st, 1999

2000                Established by mutual agreement.
                    To be determined by or before September 30th, 1999

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


       /s/ [Signature Illegible]               /s/ Edward H. Danse